Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT
This AGREEMENT, dated as of August 25, 2016 (this “Agreement”), is made and entered into by Covisint Corporation, a Michigan corporation (“Covisint” or the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or “Investor Group”) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, no par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 2,501,489 shares, constituting approximately 6.2% of the Common Stock outstanding as of the date hereof;
WHEREAS, the Investor Group has (i) submitted an advance notice of nomination to the Company on May 27, 2016 (the “Nomination Notice”) in respect of its intention to nominate, and to solicit proxies for the election of, five (5) individuals as director candidates to the Company’s board of directors (the “Board”) at the 2016 Annual Meeting of Shareholders of the Company (including any adjournment, postponement or rescheduling thereof, the “2016 Annual Meeting”), and (ii) taken steps to commence a contested solicitation of proxies from the Company’s shareholders in connection with the 2016 Annual Meeting to elect to the Board the five (5) individuals named in the Nomination Notice (the “Proxy Contest”);
WHEREAS, the Company and the Investor Group have determined that the interests of the Company and its shareholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the continuation of the Proxy Contest;
WHEREAS, the Company has agreed, at the request of the Investor Group, to cause Andreas Mai, John F. Smith and Jonathan Yaron (collectively, the “New Directors”) to be appointed to the Board, effective immediately following the execution of this Agreement;
WHEREAS, the Company has agreed, at the request of the Investor Group, to cause each of the New Directors to be nominated and recommended for election to the Board by the Company’s shareholders at the 2016 Annual Meeting;
WHEREAS, the Investor Group has agreed to withdraw its Nomination Notice, to terminate the Proxy Contest and to refrain from submitting any director nominations, and to vote for the election of the Company’s slate of director nominees for election to the Board during the Standstill Period (as defined herein); and
WHEREAS, the Company and the Investor Group, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
    Board Composition.
(a)
    2016 Annual Meeting. The Company agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from six (6) to nine (9) members; and (ii) appoint each of the New Directors to the Board. The Company also agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), to cause the slate of seven (7) nominees recommended by the Board and standing for election at the 2016 Annual Meeting to include only (x) the following four (4) incumbent members of the Board: Samuel M. Inman, III, Bernard M. Goldsmith, William O. Grabe, and Lawrence David Hansen (the “Incumbent Slate”) and (y) the three (3) New Directors (collectively, with the Incumbent Slate, the “2016 Nominees”), such that a total of seven (7) directors are to be elected at the 2016 Annual Meeting. The Company specifically agrees to: (i) nominate each of the 2016 Nominees for election at the 2016 Annual Meeting as a director of the Company with a term expiring at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) and until their successors are duly elected and qualified; (ii) recommend to the Company’s shareholders each of the 2016 Nominees for election as directors of the Company at the 2016 Annual Meeting; (iii) cause the Company to support, and solicit proxies for, the election of each of the New Directors in the same manner as proxies are solicited for the election of each of the members of the Incumbent Slate at the 2016 Annual Meeting; and (iv) cause all proxies received by the Company that provide shareholders with the opportunity to vote for all of the 2016 Nominees to be voted in the manner specified by such proxies. The Company further agrees that (i) it has taken all action as is necessary prior to the execution of this Agreement to cause the size of the Board to be automatically reduced to (x) eight (8) members effective no later than August 31, 2016 and (y) seven (7) members, effective upon the conclusion of the 2016 Annual Meeting, and (ii) without the unanimous approval of the Board, during the period from the conclusion of the 2016 Annual Meeting until the expiration of the Standstill Period (as defined below), the size of the Board shall not be increased beyond seven (7) members.
(b)
    Board’s Review of Qualifications and Determination of Independence. Prior to the execution of this Agreement (i) the Nominating and Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of the New Directors to serve as members of the Board and has determined that they are so qualified, and (ii) the Board has determined that each of the New Directors are “independent” as defined by the listing standards of NASDAQ.

(c)
    Committees and Chairman of the Board. The Company and the Investor Group agree that, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that (i) each of the New Directors is appointed to at least one (1) of the three (3) standing committees of the Board that the Company is required to maintain in accordance with the NASDAQ listing standards and (ii) at least one (1) of the New Directors is appointed Chairman of the Nominating Committee or Compensation Committee of the Board; provided that, with respect to all such committee appointments, the New Directors are and continue to remain eligible to serve as a member of any such committee pursuant to applicable law and the rules of NASDAQ, if any, that are applicable to the composition of such a committee. In addition, the Company and the Investor Group agree that the Board shall take such action as is necessary to cause, concurrent with the appointment of the New Directors to the Board, John F. Smith to be appointed as the Company’s non-executive Chairman of the Board.
(d)
    Board Policies and Procedures. The Investor Group shall cause the New Directors to, and the New Directors shall, comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including, but not limited to, the Company’s Code of Conduct, and policies on insider trading, public disclosures and confidentiality, copies of which have been delivered to the New Directors prior to the execution of this Agreement and which the New Directors acknowledge receiving, and the New Directors agree to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The New Directors and the Investor Group shall provide the Company with such information as is reasonably requested by the Company concerning the New Directors and/or the Investor Group as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.
(e)
    Rights and Benefits of the New Directors. The Company agrees that the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for their service as directors as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.
(f)
    Replacements. The Company agrees that, during the Standstill Period (as defined below), if any of the New Directors is unable to serve as a director for any reason, resigns as a director, or is removed as a director prior to the end of the term of office set forth above, and at such time the Investor Group beneficially owns in the aggregate at least two percent (2.0%) of the

Company’s then outstanding Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Company and the Investor Group shall work together in good faith to identify and select a replacement director candidate to be appointed to the Board which shall only be appointed to the Board after having been mutually agreed upon by both the Company and the Investor Group. Any such mutually agreed upon replacement director candidate shall qualify as “independent” pursuant to NASDAQ’s listing standards and have the relevant financial and business experience to fill the resulting vacancy. Each of the Investor Group and the Company shall determine, and inform the other party of its determination, whether any proposed replacement director candidate is acceptable and meets the foregoing criteria, within ten (10) business days after such party has conducted interview(s) of such proposed replacement director candidate. Each of the Company and the Investor Group shall use their respective reasonable best efforts to cause any interview(s) contemplated by this Section 1(f) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within ten (10) business days after the receipt of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire. Upon acceptance of a replacement director candidate by both the Company and the Investor Group, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days after both parties have confirmed in writing that they have mutually agreed upon such candidate. Any replacement director appointed to the Board in accordance with this Section 1(f) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal and will succeed to all of the rights and privileges of, and will be legally bound by the terms and conditions applicable to, the New Directors under this Agreement. Following the appointment of any director to replace a New Director in accordance with this Section 1(f), any reference to New Directors herein shall be deemed to include such replacement director.
2.
    Actions by the Investor Group.
(a)Withdrawal of Nomination Notice. Effective immediately, the Investor Group hereby irrevocably withdraws the Nomination Notice and any and all amendments and supplements thereto, agrees not to bring any other nominations, business or proposals before or at the 2016 Annual Meeting and, during the Standstill Period, agrees not to deliver to the Company or any representative thereof any advance notices of nominations or shareholder proposals with respect to any meeting of the Company’s shareholders.
(b)Termination of Proxy Contest. Effective immediately, the Investor Group hereby irrevocably terminates the Proxy Contest and all solicitation and other activities in connection therewith and agrees not to vote, not cause to be voted, and to discard, all proxies received, and to be received, in connection with the Proxy Contest.
(c)Notice to the SEC. The Investor Group shall promptly (but no later than the next business day following the execution of this Agreement) notify the Staff of the SEC in writing that it is terminating the Proxy Contest, and shall, thereafter, promptly provide the Company with a copy of this communication.
(d)Voting Agreement.
(i)
    Shareholders Meetings. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees to (A) appear at such shareholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board); and except in connection with any Opposition Matter (as defined below) or any ISS Voting Recommendation (as defined below), each of the shareholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for shareholder approval and against all matters which the Board recommends against shareholder approval; and (C) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any matter (other than nominees for election as directors to the Board), each of the Investors shall have the right to vote in accordance with the ISS recommendation (“ISS Voting Recommendation”). No later than five (5) business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(d)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s shareholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal to increase the Company’s authorized capital stock, and also any proposal regarding adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); (G) any transactions that would result in a change in control of the Company; or (H) any debt or equity financings.
(ii)
    Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(d)(ii).
(iii)
    Special Meeting Demands. In connection with any demand by a shareholder of the Company that the Company call a special meeting of shareholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(d)(iii).
3.
    Standstill.
(a)
    Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of the entire membership of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any of the Investors, will, and it will cause each of its Affiliates, Associates and such other persons under its control not to, directly or indirectly, alone or in concert with others, in any manner:
(i)
    propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;
(ii)
    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;
(iii)
    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities of the Company or any rights decoupled from the underlying securities of the Company representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 10% of the shares of Common Stock outstanding;
(iv)
    seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;
(v)
    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not an (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate or Associate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5% of the shares of Common Stock outstanding at such time;
(vi)
    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(vii)
    except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)
    initiate, propose or otherwise “solicit” shareholders of the Company for the approval of any shareholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(ix)
    engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders;
(x)
    otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement;
(xi)
    call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Restated Articles of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”
(xii)
    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person; provided, however, that for the avoidance of doubt, the term “assets” used in this Section 3(a)(xii) does not include Common Stock;
(xiii)
    seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;
(xiv)
    seek the removal of any director from the Board;
(xv)
    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;
(xvi)
    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company; provided, however, that nothing in this Agreement shall prevent the Investors or their Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2017 Annual Meeting so long as such actions do not create a public disclosure obligation for the Investors or the Company and are not publicly disclosed by the Investors or their Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investors’ normal practices in the circumstances;
(xvii)
    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of the Investor Group to join the Investor Group following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound in writing by the terms and conditions of this Agreement and if the Investor Group owns more than five percent (5%) of the Company’s outstanding shares at that time, such Affiliate or Associate has been disclosed in a Schedule 13D Amendment filed by the Investor Group within two (2) business days disclosing that such Affiliate or Associate has joined the Investor Group;
(xviii)
    take any action that would be deemed, pursuant to this Agreement, to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with another person relating to any action prohibited by this Section 3, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;
(xix)
    demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to Section 450.1487 or any other provision of the Michigan Business Corporation Act or otherwise;
(xx)
    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the Michigan Business Corporation Act; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xx);
(xxi)
    disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(xxii)
    enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(xxiii)
    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;
(xxiv)
    take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3;
(xxv)
    disclose any intention, plan or arrangement inconsistent with any provision of this Section 3;
(xxvi)
    take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or
(xxvii)
     otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing..
(b)
    Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any director of the Company (including, but not limited to, the New Directors) in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly). The provisions of this Section 3 shall also not prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1. Furthermore, for the avoidance of doubt, no provision in this Section 3 or elsewhere in this Agreement shall prohibit privately-negotiated transactions in the Common Stock solely between or among the Investors.
(c)
    As of the date of this Agreement, none of the Investors are engaged in any discussions or negotiations with any person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person concerning the acquisition of economic ownership of any securities of the Company, and have no actual and non-public knowledge that any other shareholders of the Company, including, but not limited to, any shareholders that have a Schedule 13D currently on file with the SEC with respect to the Company, have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree to refrain from taking any actions during the Standstill Period to intentionally encourage other shareholders of the Company or any other persons to engage in actions which, if taken by any Investor, would violate this Agreement.
(d)
    As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person.
(e)
    Notwithstanding anything contained in this Agreement to the contrary:
(i)     The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and
(ii) For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.
(f)
    For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on the date that is the earlier of (x)  ten (10) business days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2017 Annual Meeting (as set forth in the advance notice provisions of the Company’s Bylaws) or (y) one hundred (100) calendar days prior to the first anniversary of the 2016 Annual Meeting.
4.
    Expenses.
(a)
    Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group for its expenses, including legal fees and expenses, as actually incurred in connection with the matters related to the 2016 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement in an amount not to exceed $75,000 (the “Expense Reimbursement Amount”).
(b)
    The Investors represent and warrant that the Expense Reimbursement Amount is equal to or less than the amount of the out-of-pocket expenses, including legal fees and expenses, that the Investors actually incurred in connection with the matters related to the 2016 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement;
5.
    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.
    Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates, Associates, officers, directors and other Investor Agents (as defined below), including each to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
7.
    Mutual Non-Disparagement.
(a) Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.
(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.
(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide written notice to the other parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other parties.
(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.
8.
    No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.
9.
    Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.
10.
    SEC Filings.
(a)No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.
(b)No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith. In addition, on the next business day following the execution of this Agreement, or if the date thereof is not a day on which the SEC is open, the next day on which the SEC is open, the Investor Group shall notify the SEC of its termination of the Proxy Contest and/or file with the SEC, as necessary, any documentation required to terminate the Proxy Contest.
11.
    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
12.
    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:

Covisint Corporation
26533 Evergreen Road, Suite 500
Southfield, Michigan 48076
Fax No.: (248) 483-2921
Email: michael.sosin@covisint.com
Attention: Michael A. Sosin, Esq., Vice President, General Counsel & Corporate Secretary

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, N.W.
Washington, DC 20004
Fax No.: (202) 739-3001
Email: keith.gottfried@morganlewis.com
Attention: Keith E. Gottfried, Esq.

If to any Investor:

Dialectic Capital Management, LP
119 Rowayton Avenue, 2nd Floor
Norwalk, Connecticut 06853
Fax No.: (212) 230-3230
Email: john.fichthorn@dialecticcapital.com
Attention: John Fichthorn, Managing Member

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Fax No.: (212) 451-2222
E-mail: swolosky@olshanlaw.com
afreedman@olshanlaw.com
Attention:     Steve Wolosky, Esq.
Andrew M. Freedman, Esq.

13.
    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Michigan executed and to be performed wholly within the State of Michigan, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
14.
    Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Michigan in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Michigan, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.
15.
    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.
    Representative. Each Investor hereby irrevocably appoints John Fichthorn as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.
17.
    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.
18.
    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
19.
    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
20.
    Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.
21.
    Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
22.
    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
23.
    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
24.
    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.
25.
    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.

26.
    No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
27.
    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO COOPERATION AGREEMENT]
IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

COVISINT CORPORATION

By: /s/ Samuel M. Inman, III
Name: Samuel M. Inman, III
Title: CEO

DIALECTIC CAPITAL PARTNERS, LP
By: Dialectic Capital Management, LP, its investment manager
By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Partner

DIALECTIC OFFSHORE, LTD.
By: /s/ John Fichthorn
Name: John Fichthorn
Title: Director

DIALECTIC ANTITHESIS PARTNERS, LP
By: Dialectic Capital Management, LP, its investment manager
By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Partner

DIALECTIC CAPITAL MANAGEMENT, LP
By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Partner

DIALECTIC CAPITAL, LLC
By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Partner

TIDEWATCH PARTNERS, LP
By: Dialectic Capital Management, LP, its investment manager

By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Partner

/s/ Bernard J. Eastwood
Bernard J. Eastwood

/s/ John Fichthorn
John Fichthorn

EXHIBIT A
SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
Dialectic Capital Partners, LP	276,100
Dialectic Offshore, Ltd.	1,055,878
Dialectic Antithesis Partners, LP	1,146,011
Tidewatch Partners, LP	23,500
Dialectic Capital Management, LP	2,501,489
Dialectic Capital, LLC	2,501,489
Bernard J. Eastwood	2,501,489
John Fichthorn	2,501,489
Aggregate total beneficially owned by the Investor Group:	2,501,489

EXHIBIT B
FORM OF PRESS RELEASE
COVISINT REACHES AGREEMENT WITH DIALECTIC CAPITAL MANAGEMENT
Agrees to Appoint Three New Independent Directors to Covisint’s Board

DETROIT, MI, August 25, 2016 -- Covisint Corporation (NasdaqGS: COVS), the leading Cloud Platform for building Identity and Internet of Things (IoT) applications, today announced that it has entered into an agreement with Dialectic Capital Management, LP and its affiliates, which, in the aggregate, beneficially owns approximately 6.2% of Covisint’s outstanding shares, regarding the composition of Covisint’s Board of Directors. Under the terms of the agreement, Covisint has agreed to appoint to its Board, and support the re-election of, three new independent directors, Andreas Mai, John F. Smith and Jonathan Yaron. Covisint also announced today that, upon joining the Covisint Board, Mr. Smith will become the Covisint Board’s non-executive Chairman.
The three new independent directors will join the Covisint Board, effective immediately, and will be included, together with incumbent directors Sam Inman, Barry Goldsmith, Bill Grabe and Dave Hansen, in Covisint’s 2016 proxy statement and will be voted upon by shareholders at the 2016 annual meeting of shareholders of Covisint. Homaira Akbari, a current member of the Covisint Board, has chosen to step down from the Covisint Board to focus on other business endeavors. In addition, Philip Lay, who currently serves as Covisint’s lead independent director, is retiring from the Covisint Board following the conclusion of the 2016 annual meeting. Accordingly, the Covisint Board will be temporarily increased to nine directors but will be reduced to eight directors upon Ms. Akbari’s resignation and, thereafter, will be reduced to seven directors immediately following the conclusion of the 2016 annual meeting as only seven directors are being elected at the meeting.
Philip Lay, Covisint’s lead independent director, stated, “Dialectic Capital has been very supportive and cooperative in this process. I am pleased that, by constructively engaging and collaborating with our shareholders, we have found three very impressive new additional directors for our Board, each bringing substantive skills and experiences to support our success in the automotive sector and our strategic partner strategy. All three new independent directors will complement the strengths of the current members of our Board and enhance management’s ability to drive the execution of its various initiatives for creating shareholder value. We are pleased to welcome our newest independent directors to the Covisint Board and look forward to the insights and experience that they will bring to the Board as we work together to enhance value for all Covisint shareholders.”
John Fichthorn, speaking on behalf of Dialectic Capital Management, said, “We are pleased to have worked collaboratively with the Covisint Board and senior management team to reach this agreement which we believe is a good outcome for all shareholders. Our recent conversations with Covisint’s Board and senior management team have been constructive and encouraging. We are hopeful that the constructive engagement and open and good faith dialogue that resulted in the addition of three new independent directors to the Board will continue and will facilitate further open and transparent communications between the Company and its shareholders. We believe the addition of the three new independent directors, alongside Covisint’s management team and the other Board members, will be instrumental in helping Covisint further develop and refine its strategic growth plan and identify and execute upon opportunities to unlock the significant value that we believe remains trapped in Covisint’s undervalued share price.”
Under the terms of the agreement, Dialectic Capital Management and its affiliates have agreed to vote their shares in support of, among other things, the election of Covisint’s slate of recommended directors, which includes the three new independent directors, at the 2016 annual meeting and to abide by certain other voting and standstill provisions.
The complete agreement between Covisint and Dialectic Capital and its affiliates will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.
Morgan, Lewis & Bockius LLP served as legal advisor to Covisint. Olshan Frome Wolosky LLP served as legal advisor to Dialectic Capital Management, LP.
About Covisint Corporation
Covisint is the leading Cloud Platform for building Identity and Internet of Things (IoT) applications.  Our Cloud Platform technology facilitates the rapid development of identification, authorization and connection of complex networks of people, processes, systems and things.
Covisint’s Platform supports customers in their endeavors to securely identify, authenticate and connect users, devices, applications and information.  It supports 3,000 organizations who connect more than 212,000 business partners and customers that support $4 billion in ecommerce transactions annually.  Learn more at http://www.covisint.com/.
Follow us:

•	Covisint on Twitter

•	Covisint on LinkedIn

•	Covisint on Facebook
About Dialectic Capital Management, LP

Dialectic Capital Management, LP is a Connecticut-based investment adviser that provides investment advisory services to Dialectic Capital Partners, LP, a privately pooled investment vehicle.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding Covisint’s future financial performance, board composition, market growth, and the demand for Covisint’s solutions, general business. Any forward-looking statements contained in this press release are based upon Covisint’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Covisint’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Covisint disclaims any obligation to update the forward-looking statements in the future except as may otherwise be required by the federal securities laws. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to attract new customers; the extent to which customers renew their contracts; the extent we are able to maintain pricing with our customers at renewal; the continued growth of the market for our solutions; the success of our channel partner and certified partner strategies; competition from current competitors and new market entrants; unpredictable macro-economic conditions; the loss of any of our key employees; the length of the sales for our solutions; risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and other risks and uncertainties. Further information on potential factors that could affect actual results is included in Covisint’s reports filed with the SEC.
Important Additional Information And Where To Find It
Covisint, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Covisint’s shareholders in connection with the matters to be considered at Covisint’s 2016 Annual Meeting of Shareholders. Information regarding the names of Covisint’s directors and executive officers and their respective interests in Covisint by security holdings or otherwise can be found in Amendment No. 1 to Covisint’s Form 10-K for its fiscal year ended March 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on July 27, 2016. To the extent holdings of Covisint’s securities have changed since the amounts set forth in Covisint’s Amendment No. 1 to its Form 10-K for the fiscal year ended March 31, 2016, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Covisint intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Covisint shareholders in connection with the matters to be considered at Covisint’s 2016 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in Covisint’s proxy statement for its 2016 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AS WELL AS ANY OTHER DOCUMENTS FILED BY COVISINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain copies of the proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by Covisint with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Covisint’s corporate website at www.covisint.com or by contacting Covisint’s Corporate Secretary at Covisint Corporation, 26533 Evergreen Rd., Suite 500, Southfield, MI 48076 or by calling Covisint’s Corporate Secretary at (248) 483-2701.
Contacts:

Investor Relations Contact:
866-319-7659
investors@covisint.com

Media Contact:
Brad Schechter, Vice President, Corporate Marketing
248-483-2097
bschecht@covisint.com

For Sales and Marketing Information:
Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, MI 48076, 800-229-4125, http://www.covisint.com